Exhibit 10.7

                             FOODMAKER, INC.
                         PERFORMANCE BONUS PLAN

A.   PURPOSE

     The purpose of the Foodmaker Performance Bonus Plan (The "Plan") is to encourage future employee loyalty and reward certain key employees, executives and officers for achievement of corporate goals. The Plan will be effective for each fiscal year until terminated.

B.   ELIGIBILITY

     To become a Participant in the Plan, an employee must meet the qualifications of sub-paragraphs 1, 2, and 3 below, as well as any other eligibility requirements set forth in the Plan.

     1. The employee must be in a FMI Vice President position or above for at least four (4) full accounting periods during the fiscal year and must be an active employee of the Company for six (6) or more consecutive full accounting periods during the fiscal year.

     2. The employee must not be eligible to participate in any other incentive/bonus plan offered by the Company.

     3. The employee must have a PPAT performance rating of "S" or better on their most recent performance appraisal as of the time any payment is scheduled to be made under the Plan. However, if no PPAT performance rating has been completed within one year of the time any payment is scheduled to be made under the Plan, the employee's immediate supervisor has the discretion to determine whether the employee's performance would be an "S" or better and merits a bonus payment.

C.   ADMINISTRATION

     The Compensation Committee of the Board of Directors (hereafter referred to as the "Committee") shall have power and authority to adopt, modify, or eliminate eligibility and other rules and regulations for the administration of the Plan.

     Participants may be eligible to receive a lump sum cash award based on a specified percentage of salary determined by the accomplishment of corporate goals, as established by the Board of Directors or Compensation Committee thereof annually.


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D.   BONUS DETERMINATIONS

     CORPORATE GOALS

     Corporate goals are established annually and approved by the Board of Directors. They may be defined as Earnings Before Taxes (EBT) or as otherwise defined by the Board. The final corporate performance rating at the end of the fiscal year is subject to the approval of the Board of Directors or the Compensation Committee thereof.

     PARTICIPANT BONUS

     Based on the Company performance rating, each participant shall be awarded the percentage of salary preestablished by the Board of Directors for that position level. The percentage of salary awarded will be pro-rated between levels of Company performance.

E.   EFFECTIVE DATE

     This Plan shall be effective as of September 29, 1997.

F.   BONUS PAYMENTS

     It is anticipated that Participants or their legal representatives may receive a lump sum payment, if any is to be paid, no later than January 5th following the end of the fiscal year for which the bonus is intended. No Participant has a vested right to payment under this Plan and no bonus payment will be considered earned until it is actually paid to the Participant.

     If a Participant becomes eligible after the commencement of the fiscal year, any bonus payable will be a pro-rated amount as set forth in Section G.

     For purposes of this Plan, "salary" shall be the annual base salary of the Participant on the last day of the fiscal year.

G.   LESS THAN FULL YEAR PARTICIPATION

     Subject to the provisions of Section J. "TERMINATION," an employee who becomes a Participant in accordance with Section B. after the start of the fiscal year and remains eligible for the balance of such fiscal year, will receive a pro-rata award based on a fraction, the numerator of which is the number of full four (4) week accounting periods during the fiscal year the employee was a Participant, and the denominator of which is thirteen (13).

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H.  PROMOTIONS

    Subject to the eligibility requirements in section B:

          a. If an employee is promoted into a position covered by this Plan during the fiscal year and is eligible to become a Participant, the Participant may receive a pro-rata award as provided in section G.

          b. If a Participant is promoted to another position covered by this Plan during the fiscal year, any bonus will be computed using the bonus percentage applicable to the position level in which the Participant is classified on the last day of the fiscal year, using the Participant's annual base salary on the last day of the fiscal year.

I.  DEMOTIONS

    Subject to the eligibility requirements in section B:

          a. If a Participant is demoted during the fiscal year to a position not covered by this Plan, the Participant may receive a pro-rata award using the Participant's annualized base salary at the time of demotion.

          b. If a Participant is demoted to another position covered by this Plan during the fiscal year, any bonus will be pro-rated on full accounting periods using the bonus percentage applicable to the position level(s) in which the Participant is classified during the fiscal year, using the Participant's annual base salary on the last day of the fiscal year.

J.   TERMINATION

     1. For termination because of retirement, permanent disability or death during the fiscal year, the Committee will, for an otherwise qualified Participant, allot a pro-rata award based on a fraction, the numerator of which is the number of full four (4) week accounting periods during the fiscal year the employee was a Participant, and the denominator of which is thirteen (13). Determination of the amount shall be made at the conclusion of the fiscal year.

     2. In all other cases, a Participant whose employment terminates voluntarily or involuntarily prior to the end of the fiscal year, will not be eligible to receive a bonus. If termination occurs after the end of the fiscal year, but before payment, the Committee reserves the right in its absolute discretion to determine if any payment will be made.

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K.   PLAN REVISION

     The Board of Directors or Compensation Committee thereof, upon determining that the purpose and intent of the Plan is not being fulfilled, may terminate, alter, suspend or amend the Plan at any time as deemed necessary to further the best interests of the Company and such actions may be effective for any fiscal year and with respect to any payments which have not been made. Amendments during the fiscal year will be effective immediately and retroactively unless otherwise stated.

L.   EMPLOYMENT DURATION/EMPLOYMENT RELATIONSHIP

     This Plan does not, and the policies and practices of Foodmaker, Inc. in administering this Plan will not, constitute a contract or other agreement concerning the duration of any Participant's employment with Foodmaker, Inc. The employment relationship of each Participant is "at will" and may be terminated at any time by Foodmaker, Inc. or by the Participant with or without cause.

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